Exhibit 10.1
[Farmer Bros. Co. Logo]
December 12, 2013
Ms. Hortensia Gómez
[ADDRESS]

Re:     Separation Agreement
Dear Hortensia:
This letter is to confirm the terms of the agreement (“Agreement”) we have reached concerning the separation of your employment with Farmer Bros. Co. (the “Company”).
Nothing contained in this Agreement shall be construed as an admission of any wrongdoing or liability by either You or the Company.
1.Separation
You and the Company have agreed to the separation of your employment with the Company effective as of 5:00 p.m., Pacific Standard Time, on January 24, 2014, or such earlier date on which your employment relationship with the Company ends, as provided in Section 18 below (the “Separation Date”).
Within 5 business days of the full execution of this Agreement you agree to provide a comprehensive list of your duties and the tasks that you have undertaken (including all responsibilities in connection with the closing of monthly, quarterly and annual periods) so that all such duties and tasks can be reassigned. From the date of execution of this Agreement through the Separation Date, you will not be required to come into the Company’s offices but you shall be available telephonically during regular business hours to assist in the transition of your general responsibilities and answer questions to assist in closings of the relevant monthly and quarterly periods. You agree to respond to any such request as soon as possible but in any case no later than the next business day following the date of request.
You agree that by signing this Agreement you are formally resigning from any and all offices of the Company, and any other position, office or directorship of any Company subsidiary of any tier, and from all administrative, fiduciary or other positions you may hold with respect to or relating to the Company or its benefit plans, effective as of the Separation Date or such earlier date as requested by the Company’s Board of Directors. You agree to sign any additional documents that may be required by the Company or law to effectuate such resignations.

Ms. Hortensia R. Gómez
December 12, 2013

2.    Paid Days Off
Effective as of November 18, 2013, you acknowledge and agree that you accrued Paid Days Off (“PDO”) in the amount of 297.29 hours. You further agree that because of the agreed upon separation of employment and the substantially reduced duties you are and were required to fulfill from and after November 18, 2013, you did not and will not accrue any additional PDO from November 18, 2013 through the Separation Date. Effective as of December 2, 2013, but subject to your obligations under Section 1 above, you shall have assumed vacation status, wherein you shall utilize accrued PDO according to Exhibit A attached hereto and incorporated herein by this reference. To the extent you are (or were) asked to perform services between December 2, 2013 and the Separation Date, you shall not be required to utilize PDO for the period of time actually worked during any such day. If asked to perform services, your minimum period of service shall be four (4) hours. The Company will keep track of any hours worked, though you shall remain responsible for submitting your hours of work to the Human Resources department on at least a weekly basis. Effective as of the Separation Date, you shall be paid any remaining PDO (if any) in a lump-sum payroll distribution, subject to normal withholdings and authorized deductions.
3.    Payments
Your base salary in effect as of the date hereof and other Company benefits to which you are currently eligible shall continue through the Separation Date, it being understood that, in accordance with the terms of the Farmer Bros. Co. 2005 Incentive Compensation Plan, you will not be entitled to any bonus or other payment thereunder for fiscal 2014. No later than the Separation Date, you shall be issued a final paycheck for services rendered to and through the Separation Date. To the extent that the Company has authorized the incurrence of any business expenses between the date of this Agreement and the Separation Date, you will be entitled to reimbursement of those business expenses in accordance with Company policy.
In addition to the foregoing, subject to Section 8, you shall be entitled to receive the following amounts pursuant to this Agreement (the “Severance Package”), provided you are not in breach hereof (see Section 19):
(a)    Salary continuation equal to $150,000 in the aggregate, such amount to be paid out in bi-weekly installments in accordance with the Company’s normal payroll schedule and practices, in each case subject to applicable withholdings and authorized deductions, commencing in the month following the month in which the Separation Date occurs. Each such payment shall be considered a separate payment for purposes of Internal Revenue Code Section 409A (“Section 409A”).
(b)    If you elect COBRA continuation of Company-provided health coverage within the election period set forth in the Company’s COBRA notice by completing election forms that will be provided to you following the Separation Date, then the Company will pay the cost of your medical premium for such COBRA coverage for yourself for each of the first nine (9) months of coverage following the Separation Date.
Except as provided in this Section 3 or under applicable Company benefit plans or laws, you shall not be entitled to any payments of any kind in connection with the separation of your employment,

Ms. Hortensia R. Gómez
December 12, 2013

including, without limitation, pursuant to the Company’s Severance Pay Plan (FBC 0050A), and the Company shall make no further payments or contributions on your behalf, whether for salary, vacation, sick days, life insurance, long term disability insurance, cash profit sharing, tuition reimbursement, deferred profit sharing or for any other compensation or benefits following the Separation Date.
4.    Equity Awards
During your employment with the Company, you have been granted certain stock options and restricted stock awards. You and the Company agree that the signing of this Agreement, including the Release of Claims contained herein, shall not constitute as any release or waiver of any of your stock option and/or vesting rights. Vesting and exercise of all such awards shall be determined according to the applicable plan documents.
5.    Certain Transition Assistance
Before and after the Separation Date, you agree to confer reasonably with the Company at its request concerning any matters pertaining to your duties for the Company.
6.    Employee Handbook and Company Policies
From the date hereof through the Separation Date, you agree to comply with, and shall be entitled to rights as set forth in the Company’s Employee Handbook which may be revised from time to time and other Company policies as in effect and communicated to you from time to time.
7.    Confidential Information, Intellectual Property
You acknowledge that, during the course of your employment with the Company, you have been given and have access to non-public and confidential business information of the Company which includes information concerning pending or potential transactions, financial information concerning the Company, information concerning the Company’s product formulas and processes, information concerning the Company’s business plans and strategies, information concerning Company personnel and vendors, and other non-public proprietary information of the Company (all collectively called “Confidential Information”).  All of the Confidential Information constitutes “trade secrets” under the Uniform Trade Secrets Act.  You covenant and agree that during and after the term of your employment by the Company you will not disclose such information or any part thereof to anyone outside the Company or use such information for any purpose other than the furtherance of the Company’s interests without the prior written consent of the Chief Executive Officer or the Company’s Board of Directors.
You further covenant that for a period of two (2) years after the Separation Date, you will not, directly or indirectly, overtly or tacitly, induce, attempt to induce, solicit or encourage any customer or prospective customer of the Company to cease doing business with, or not to do business with, the Company.
The Company and you agree that the covenants set forth in this Section 7 are reasonably necessary for the protection of the Company’s Confidential Information and that a breach of the foregoing covenants will cause the Company irreparable damage not compensable by monetary damages, and that in the event of such breach or threatened breach, at the Company’s election, an action may be brought in a court of competent jurisdiction seeking a temporary restraining order and a preliminary injunction

Ms. Hortensia R. Gómez
December 12, 2013

against such breach or threatened breach notwithstanding the arbitration provision of Section 21 below. Upon the court’s decision on the application for a preliminary injunction, the court action shall be stayed and the remainder of the dispute submitted to arbitration under Section 21. The prevailing party in such legal action shall be entitled to recover its costs of suit including reasonable attorneys’ fees.
8.    Release of Claims
In consideration for the promises made in this Agreement, you hereby release the Company and its subsidiaries of any tier, and their respective current and former officers, directors, agents, attorneys, employees, shareholders, and affiliates, and the Company releases You, from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are known or unknown, arising at any time prior to the date this Agreement is fully executed. This general release includes, but is not limited to: all federal and state statutory and common law claims, claims related to your employment or the termination of your employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of compensation. This release is not intended to release any claims you have or may have against any of the released parties for (a) indemnification as a director, officer, agent or employee under applicable law, charter document or agreement, (b) health or other insurance benefits based on claims already submitted or which are covered claims properly submitted in the future, (c) vested rights under pension, retirement or other benefit plans, or (d) in respect of events, acts or omissions occurring after the date of your execution of this Agreement. In releasing claims unknown to you or to the Company, at the present, you and the Company are waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
Nothing herein releases any of the Company’s executory obligations under this Agreement.
You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). You also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which you were already entitled. You have been advised by this writing, as required by the ADEA that: (a) your waiver and release do not apply to any claims that may arise after your signing of this Agreement; (b) you should consult with an attorney prior to executing this release; (c) you have twenty-one (21) days within which to consider this release (although you may choose to voluntarily execute this release earlier); (d) you have seven (7) days following the execution of this release to revoke this Agreement; and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed by you.
In addition to the foregoing, as a condition to receipt of the Severance Package, you must execute and deliver to the Company within twenty-one (21) days following the Separation Date (or such longer period as may be required under applicable law) a general release of claims against the Company other than claims to the payments called for by this Agreement, such release to be in form and content substantially as attached hereto as Exhibit B (“Supplemental Release”), and said Supplemental Release shall have become effective under applicable laws, including the ADEA. If you fail to execute the Supplemental Release on or within twenty-one (21) days after the Separation Date, or effectively revoke

Ms. Hortensia R. Gómez
December 12, 2013

the acceptance of the Supplemental Release, you shall not receive the Severance Package set forth in Section 3 above.
9.    Execution of Other Documents
You and the Company agree to perform any and all acts, and to execute any and all additional documents, that are reasonable or necessary in furtherance of this Agreement.
10.    Disclosure of Agreement
This Agreement may be filed with or provided to the Securities and Exchange Commission or any other governmental instrumentality or agency, including the Internal Revenue Service, if the Company deems such filing or provision to be necessary.
11.    Bound Parties
This Agreement shall be binding upon and shall inure to the benefit of you and the Company and your/its respective heirs, executors, administrators and representatives, attorneys, successors, and assigns.
12.    Legal Representation
This Agreement is a legally binding document and your signature will commit you to its terms. You acknowledge that you have been advised to discuss all aspects of this Agreement with an attorney, that you have carefully read and fully understand all of the provisions of this Agreement, and that you are voluntarily entering into this Agreement.
13.    Absence of Reliance
In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company, other than as set forth herein.
14.    Enforceability
If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
15.    Waiver
No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

Ms. Hortensia R. Gómez
December 12, 2013

16.    Governing Law; Interpretation
This Agreement shall be interpreted and enforced under the laws of the State of California, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the drafter of all or any portion of this Agreement.
17.    Entire Agreement
This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof. This Agreement supersedes any previous agreements or understandings between you and the Company respecting such subject matter. Any oral representations or modifications concerning this Agreement shall be of no force or effect. This Agreement can be modified only by a writing signed by all parties hereto.
18.    At-Will Employment
You and the Company understand and acknowledge that your employment with the Company constitutes "at-will" employment. Subject to the Company's obligation to provide severance benefits as specified herein, you and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or you.
19.    Breach
A party will not be deemed to be in breach of this Agreement unless such party’s failure to comply with the obligations imposed on such party by this Agreement has continued uncured for a period of five (5) days, or such longer period not to exceed thirty (30) days as is reasonably necessary to effect a cure, after receipt of written notice describing the alleged breach with reasonable specificity.
20.    Section 409A
The provisions of this Agreement will be interpreted and construed in favor of their meeting any applicable requirements of Section 409A. The Company, in its reasonable discretion, may amend (including retroactively) this Agreement in order to conform with Section 409A, including amending to facilitate your ability to avoid the imposition of interest and additional tax under Section 409A. By accepting this Agreement, you hereby agree and acknowledge that the Company does not make any representations with respect to the application of Section 409A to any tax, economic or legal consequences of any payments payable to you hereunder. Further, by the acceptance of this Agreement, you acknowledge that (a) you have obtained independent tax advice regarding the application of Section 409A to the payments due to you hereunder, (b) you retain full responsibility for the potential application of Section 409A to the tax and legal consequences of payments payable to you hereunder, and (c) the Company shall not indemnify or otherwise compensate you for any violation of Section 409A that may occur in connection with this Agreement.

Ms. Hortensia R. Gómez
December 12, 2013

21.    Form 8-K Reporting Requirements
The Company will file a form 8-K with the Securities and Exchange Commission which will state as follows:
“Pursuant to a Separation Agreement (the “Separation Agreement”), dated as of December 12, 2013, between the Company and Hortensia Gomez, the Company’s Controller, Ms. Gomez’s employment and service in all offices and other capacities held with the Company and its subsidiaries shall terminate as of January 24, 2014. Ms. Gomez has agreed to provide transition support to the Company through that date. In connection the separation, Ms. Gomez will be paid certain severance payments in the aggregate amount of $150,000 and will receive certain other assorted separation benefits. The Separation Agreement, setting forth the terms of the severance is attached hereto as Exhibit 10.__ and incorporated herein by reference.”
22.    Disputes
All disputes arising under or in connection with this Agreement, shall be submitted to a mutually agreeable arbitrator, or if the parties are unable to agree on an arbitrator within fifteen (15) days after a written demand for arbitration is made by either party, to JAMS (“JAMS”) or successor organization, for binding arbitration in Los Angeles County by a single arbitrator who shall be a former California Superior Court judge. Except as may be otherwise provided herein, the arbitration shall be conducted under the California Arbitration Act, Code of Civil Procedure §1280 et seq. The parties shall have the discovery rights provided in Code of Civil Procedure §1283.05 and §1283.1. The arbitration hearing shall be commenced within ninety (90) days after the selection of an arbitrator by mutual agreement or, absent such mutual agreement, the filing of the application with JAMS by either party hereto, and a decision shall be rendered by the arbitrator within thirty (30) days after the conclusion of the hearing. The arbitrator shall have complete authority to render any and all relief, legal and equitable, appropriate under California law, including the award of punitive damages where legally available and warranted. The arbitrator shall award costs of the proceeding, including reasonable attorneys’ fees and the arbitrator’s fee and costs, to the party determined to have substantially prevailed. Judgment on the award can be entered in a court of competent jurisdiction.
23.    Change in Control Severance Agreement
The Change in Control Severance Agreement, dated as of May 18, 2011 (the “Change in Control Agreement”), between you and the Company, shall be terminated as of the date of this Agreement.

24.    Notices
Notices under this Agreement shall be in writing and delivered by a commercial delivery service addressed as follows:
If to you:
Hortensia R. Gómez
[Address]

Ms. Hortensia R. Gómez
December 12, 2013

If to the Company:

Farmer Bros. Co.
20333 South Normandie Avenue
Torrance, CA 90502
Attention: Pat Quiggle

Notices shall be deemed received upon delivery. Addresses may be changed by written notice.
25.    Counterparts
This Agreement can be signed in counterparts each of which shall be deemed an original and which together will constitute one and the same instrument. Electronic delivery of a signed counterpart shall be deemed delivery of an original.
26.    Time for Consideration; Effective Date
You have been advised that you have twenty-one (21) days to consider the terms of this Agreement, although you may sign and return it sooner. You have elected to sign this Agreement as of the date first written above and acknowledge that you have waived such twenty-one (21) day period to consider this Agreement. You have the right to revoke this Agreement at any time within the seven (7) day period following the date on which you sign it, by delivering written notice of such revocation to the Company at 20333 South Normandie Avenue, Torrance, California 90502 by 5:00 p.m., Pacific Standard Time, on the seventh day. If you do not revoke acceptance within the seven (7) day period, your acceptance of this Agreement shall become binding and enforceable on the eighth day. The Severance Package shall become due and payable in accordance with Section 3 above after the effective date of the Supplemental Release described in Section 8, provided you sign the Supplemental Release and do not revoke such Release.
If the foregoing is agreeable to you, please sign, date, and return this letter agreement.
Very truly yours,
FARMER BROS. CO.
By:    /s/ L.P. Quiggle________
    Name: L.P. Quiggle
        Title: V.P., Human Resources
Accepted:
/s/ H. Gomez______
Hortensia R. Gómez

EXHIBIT A
PDO AVAILABILITY AND USE SCHEDULE

EXHIBIT B
SUPPLEMENTAL RELEASE

I understand that my position with Farmer Bros. Co. (the “Company”) terminated effective ___________, 201_ (the “Separation Date”). The Company has agreed that if I choose to sign this Supplemental Release (this “Agreement”), the Company will pay me the severance benefits, subject to applicable withholdings and authorized deductions, pursuant to the terms of the Separation Agreement, dated December 12, 2013 (the “Separation Agreement”), between me and the Company. I understand that I am not entitled to the Severance Package (as defined in the Separation Agreement) unless I sign this Agreement.
In consideration for the Severance Package, I acknowledge and agree that I am bound by the provisions of the Separation Agreement and hereby release the Company and its current and former officers, directors, agents, attorneys, employees, shareholders, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are known or unknown, arising at any time prior to the date I sign this Agreement. This general release includes, but is not limited to: all federal and state statutory and common law claims, claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of compensation. This release is not intended to release any claims I have or may have against any of the released parties for (a) indemnification as a director, officer, agent or employee under applicable law, charter document or agreement, (b) severance and other termination benefits specifically provided for in the Separation Agreement which constitutes a part of the consideration for this release, (c) health or other insurance benefits based on claims already submitted or which are covered claims properly submitted in the future, (d) vested rights under pension, retirement or other benefit plans, or (e) in respect of events, acts or omissions occurring after the date of this Agreement. In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Agreement; (b) I should consult with an attorney prior to executing this release; (c) I have twenty-one (21) days within which to consider this release (although I may choose to voluntarily execute this release earlier); (d) I have seven (7) days following the execution of this release to revoke the Agreement; and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed by me.
I accept and agree to the terms and conditions stated above.
Dated:
Hortensia R. Gómez